1 AMERICAN STOCK EXCHANGE LLC DETERMINATION AND NOTIFICATION OF REMOVAL FROM LISTING AND/OR REGISTRATION UNDER SECTION 12(b) OF THE SECURITIES EXCHANGE ACT OF 1934 Attachment to Form 25 August 29, 2006 The American Stock Exchange LLC (the "Exchange" or "Amex"), pursuant to Section 12(d) of the Securities Exchange Act of 1934 and Rule 12d2-2(b) promulgated thereunder by the Securities and Exchange Commission (the "Commission"), has determined to strike from listing and registration on the Exchange, the following: EASY GARDENER PRODUCTS TRUST I 9.40% Cumulative Trust Preferred Stock Commission File Number - 333-102296 1. The standards of the Exchange provide, among other things, that consideration may be given to the removal of a security when: (i) the financial condition and/or operating results of the issuer appear to be unsatisfactory; (ii) the issuer has failed to comply with its listing agreements with the Exchange; or (iii) any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted. In applying these standards, the Exchange gives consideration to delisting the securities of a company that is not in compliance with: (a)Section 1003(c) of the Amex Company Guide (the "Company Guide") which states that the Exchange will normally consider suspending dealings in, or remove from the list, securities of a company whenever a company has sold its principle operating assets and has discontinued a substantial portion of its operations and therefore shall not be considered an operating company for the purposes of continued trading and listing on the Exchange; and (b) Sections 134 and Section 1101 of the Company Guide which state that listed issuers must comply with applicable SEC requirements with respect to the filing of reports and other documents with the SEC. 2. The 9.40% Cumulative Trust Preferred Stock of Easy Gardener Products Trust I (the "Company") does not qualify for continued listing for the following reasons: (a) Per a press release issued on May 31, 2006 Easy Gardener announced the completion of the auction for the sale of all its assets pursuant to an order of the U.S. Bankruptcy Court for the District of Delaware. (b) The Company has failed to file its Form 10-Q for the period ended March 31, 2006. 3. In reviewing the eligibility of the Company's Common Stock for continued listing, the Exchange has complied with its standards and procedures as follows: (a) By letter dated June 6, 2006, the Company was advised of its status in relation to the standards of the Exchange. Specifically, the Company was not in compliance with Section 1003(c), Section 134, and Section 1101 of the Company Guide. The Exchange's letter also advised the Company that the Exchange determined that, in accordance with Section 1009(a) of the Company Guide, it was necessary and appropriate for the protection of investors to truncate the continued listing evaluation and follow-up procedures as set forth in Section 1009 of the Company Guide and initiate immediate delisting proceedings. Further, the Company was also notified that, in accordance with Sections 1203 and 1009(d) of the Company Guide, it could appeal Staff's determination no later than June 13, 2006 by requesting an oral or written hearing before a Listing Qualifications Panel. (b) The Company did not appeal the Exchange's determination. Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder. 4. In the opinion of the Exchange, all of the material facts relating to the reasons for this application are contained herein. 5. The Exchange official whose signature is set forth below is duly authorized to file this application. 6. In accordance with the provisions of Rule 12d2-2, the Exchange has issued public notice of its final determination to remove the Company's securities from listing and/or registration by issuing a press release and posting notice on www.amex.com. Further, a copy of this application has been forwarded to Mr. Richard M. Kurz, Chief Financial Officer of the Company. /s/ Dennis J. Meekins Vice President, Listing Qualifications American Stock Exchange LLC